PUBLIC COMPANY MANAGEMENT CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), to be effective July 7, 2006 (the “Effective Date”), by and between PUBLIC COMPANY MANAGEMENT CORPORATION (the “Company”), a Nevada corporation, whose address for this Agreement is 5770 El Camino Road, Las Vegas, NV 89118 and C. DENNIS HENSLING, CFA (the “Consultant”), whose mailing address for this Agreement is 19782 MacArthur Blvd. Suite 250, Irvine, CA 92612

A. The Consultant has experience in several areas of business in which the Company is involved.

B. The Company wishes to retain the Consultant to provide and promote Company strategic development activities and to perform those activities referenced in paragraph 2.1. In addition, the Company and the Consultant agree that the Consultant will serve as Senior Vice-President and a member of the Company’s advisory board during the Term (defined below) of this Agreement and that the Consultant will not receive additional consideration for serving on the Company’s board of advisors.

THEREFORE, in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.0 ENGAGEMENT AND DURATION

1.1 The Company hereby engages the services of the Consultant as referenced in the Recitals, and the Consultant hereby accepts such engagement and agrees to perform the services to the best of his ability and in accordance with terms and conditions of this Agreement.

1.2 The Company shall retain the Consultant on a part-time basis for a term of one calendar year commencing on the Effective Date and expiring on July 6th , 2007 (the “Term”). Mutually agreeable extensions by both parties will be accepted per agreement of both parties and compensation milestones set forth in subsection 3.2.1 will extend into any extension or ongoing future consulting agreement if they have yet to be fulfilled.

2.0 DUTIES

2.1 The Consultant shall, pursuant to this Agreement, perform all duties referenced in the Recitals, which includes, but is not limited to the following:

(a) Marketing and Advertising-Help guide the Company in its print, radio, internet, and public relations programs.

(b) Investment Relations-Presenting the Company’s business model via road shows and presentations separately or in conjunction with the Company’s COO and Secretary, and the CLO and President.

(c) Strategic Development-Oversee the build out of the Company’s national and international business platform in financial management.

2.2 The Consultant shall use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to the Consultant, perform faithfully and efficiently such responsibilities.

2.3 Consultant agrees to devote time as available toward his duties and the Company acknowledges that Consultant will have time-conflicting obligations as they relate to his present position at United American Mortgage Corporation. Consultant will use his best efforts to balance his obligations to the Company pursuant to this Agreement and his obligations to United American Mortgage Corporation.

2.4 The Consultant shall report directly and only to Mr. Stephen Brock.

2.5 The Consultant shall primarily perform his duties in Irvine, CA or while traveling, yet he will also make a best effort to visit the Company’s office for strategic management discussions at 5770 El Camino Road, Las Vegas, NV 89118 approximately one day per month, or at such other location as shall be approved by both parties and attend once a week, or more as is available, management meetings of the Company by conference call generally at 8:30 am M-F and sometimes on weekends.

2.6 The Consultant will, subject to the terms of this Agreement, comply promptly and faithfully with the Company’s reasonable instructions, directions, requests, rules and regulations as may be expected of a part-time Consultant. The Company shall not be deemed to have waived the right to require the Consultant to perform any duties hereunder by assigning the Consultant to any other duties or services or by assigning another individual to perform the duties of the Consultant.

2.7 In the event of a change of control of the Company, the Consultant shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control. Following a change of control, the Consultant’s services shall be performed at such location as may be mutually agreed upon between the Company and the Consultant. For the purposes of this Agreement, a “change of control” shall be deemed to have occurred when:

(a) a person other than Stephen Brock becomes president; or

(b) a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent board of directors.

3.0 REMUNERATION AND BENEFITS

3.1 Cash Salary, Stock Compensation and Signing Bonus. The Consultant shall receive $500 per month for his services during the Term of this Agreement for his services (collectively, “Cash Salary”), payable by invoice at the end of the month. During the Term of this Agreement, the Consultant will also receive an aggregate of 180,000 S-8 Shares (as defined below) of common stock of the Company (“Stock Compensation”) which shall accrue monthly in equal amounts of 15,000 shares per month and are payable quarterly.

3.2 Compensation Milestones and Bonuses

3.2.1 If during the Term of this Agreement the milestones listed below are met, the Consultant shall receive the amount of shares of restricted and/or registered common stock of the Company as a bonus (the “Bonus”) as listed after each milestone:

▪2 publicly trading companies: 50,000 shares which will be restricted shares within the meaning of Rule 144 of the Securities Act of 1933, as amended (“Restricted Shares”);

▪4 publicly trading companies: 50,000 shares of which 75% will be Restricted Shares and 25% will be registered on Form S-8 and bear a legend regarding the Consultants status as an affiliate within the meaning of Rule 144 (“S-8 Shares”);

▪6 publicly trading companies: 50,000 shares of which 75% will be Restricted Shares and 25% will be S-8 Shares;

▪3, 5 or 7 publicly trading companies at a time when this Agreement terminates pursuant to subsection 5.1(c), subsection 5.1(e) or subsection 5.2 hereof: 25,000 shares of which 75% will be Restricted Shares and 25% will be S-8 Shares;

▪8 publicly traded companies: 50,000 shares of which 50% will be Restricted Shares and 50% will be S-8 Shares;

▪9 publicly trading companies at a time when this Agreement terminates pursuant to subsection 5.1(c), subsection 5.1(e) or subsection 5.2 hereof: 25,000 shares of which 50% will be Restricted Shares and 50% will be S-8 Shares;

▪10 publicly trading companies: 50,000 shares of which 50% will be Restricted Shares and 50% will be S-8 Shares;

▪Any new funding/financing received by the Company: 30,000 shares of which 50% will be Restricted Shares and 50% will be S-8 Shares;

▪Airplane travel for an initial meeting in person with a funding/financing source that provides capital to the Company: 10,000 shares of which 50% will be Restricted Shares and 50% will be S-8 Shares;

▪The Company’s common stock trades on the American Stock Exchange (the “Amex”), the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”) or the New York Stock Exchange (the “NYSE”): 25,000 restricted shares;

▪Consultant performs presentations and/or conference exhibits directed by the Company at industry, trade or other conferences: 20,000 restricted shares per presentation or conference exhibit plus reimbursement of expenses;

▪The Company’s net income is $1,000,000 or more during the fiscal year ending September 30, 2006, during any interim period beginning after the Effective Date and ending prior to September 30, 2006 or during any interim period beginning on October 1, 2006 and ending on or before the expiration of this Agreement: 85,000 shares, of which 50% will be Restricted Shares and 50% will be S-8 Shares.

For purposes of this subsection 3.2.1, the term “publicly traded companies” means any existing or new client of the Company whose common stock is not cleared for quotation on the over-the-counter Bulletin Board, the NASDAQ, the Amex or the NYSE as of the Effective Date, but such common stock becomes cleared for quotation on any one of such quotation systems or exchanges during the Term of this Agreement.

3.2 Reimbursement of Expenses

3.2.1 The Company shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in the performance of his duties pursuant to this Agreement upon the Consultant providing the Company with receipts for such expenses. Such reimbursable expenses shall not include customary day-to-day office expenses, including but not limited to copies, faxes, and office supplies.

3.3 Indemnification

3.3.1 The Company shall to the fullest extent permitted by law and as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Consultant from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was serving as Consultant of the Company, or the performance of his duties hereunder except in the case of Consultant’s gross negligence, willful misconduct, criminal conduct.

3.4 Insurance

3.4.1 In the event that the Company obtains director or officer insurance covering any person during the Term of this Agreement, the Company will also take reasonable measures to obtain such insurance covering Consultant.

4.0 RESTRICTIVE COVENANTS

4.1 Non-Competition

4.1.1 During the Term of this Agreement and for three months following termination of this Agreement as provided in section 5.0 hereof, the Consultant shall not directly or indirectly:

(a) own, operate, manage, control, invest, participate in any manner or have any interest in;

(b) act as an officer, director, agent, Consultant, advisor or consultant of; or

(c) assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is, a business that is the same or substantially similar to and/or competes with the business then engaged in by the Company (the “Competitive Entity”) anywhere in the United States (the “Territory”).

4.1.2 The restriction set out in subsection 4.1.1(a) above shall not apply to the collective, direct or indirect, ownership of Consultant and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date first written above) of less than an aggregate of ten (10%) of the securities of any Competitive Entity, but only if such investment is of a totally passive nature and does not involve Consultant devoting time to the management or operations of such Competitive Entity and Consultant is not otherwise involved in the business of such Competitive Entity.

The Consultant acknowledges that the restrictions contained in this subsection 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in subsection 4.1.1 or 4.1.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.1.4 Nothing in this section 4.0 shall restrict or preclude Consultant from engaging in any manner in the business of United American Mortgage Corporation as conducted by United American Mortgage Corporation as of the Effective Date.

4.2 Delivery of Records

4.2.1 Upon the termination of the Consultant’s Consulting with the Company, the Consultant will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company.

4.3 Confidentiality

4.3.1  The term “Confidential Information” means any and all information concerning the business of the Company which the Consultant may receive or develop as a result of his Consulting. All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by the Consultant are the property of the Company and/or such parties. The Consultant shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of Confidential Information.

4.3.2 The Consultant acknowledges that any unauthorized disclosure or use of Confidential Information by the Consultant may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Consultant.

4.3.3  Except as authorized by the Company, the Consultant will not:

(a) duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b) use the Company’s Confidential Information without the prior written consent of the Company; or

(c) incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

4.3.4 The Consultant will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect all Confidential Information whether or not developed by the Consultant.

4.3.5 The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

(a) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Consultant;

(b) is already known to the Consultant at the time of receipt of the Confidential Information from the Company;

(c) is lawfully made available to the Consultant by a third party having the right to disclose it to Consultant without violation of any obligation to the Company; or

(d) is required to be disclosed by the Consultant pursuant to legal process (e.g., a subpoena), provided that Consultant notifies the Company immediately upon receiving or becoming aware of the legal process in question.

4.3.6 If the Consultant contends that any such information disclosed to him by the Company is in the public domain or was in the possession of the Consultant prior to such disclosure and not under an obligation of confidence, the Consultant will, within ten days of receipt by the Consultant of such disclosure give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which the Consultant or any other person has made use of such concept or information. If the Consultant has not within ten days of receipt by the Consultant of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to the Consultant concerning the development originated with the Company and constitutes secret and confidential information and know-how.

4.3.7 The Consultant hereby certifies that he has not brought and will not bring with the Consultant to the Company or use while performing his Consultant duties for the Company any materials or documents of a former employer of the Consultant which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former employer. The Consultant understands that while employed by the Company, the employer is not to breach any obligation of confidence or duty and the Consultant agrees that he will fulfill all such obligations during his Consulting with the Company.

4.3.8 No patent right or licenses are guaranteed by this Agreement and patent rights or licenses now or developed during the Term of this Agreement are the property of the Company. The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or confidential information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this Agreement.

4.3.9 The provision of section 4.3 shall survive the termination of this Agreement.

5.0 TERMINATION

5.1 The Company may terminate the Consultant’s services under this Agreement at any time upon the occurrence of any of the following events:

(a) the Consultant acting unlawfully, dishonestly, negligently, incompetently or in bad faith;

(b) the conviction of the Consultant of a felony;

(c) the Consultant becoming permanently disabled or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the Term of this Agreement;

(d) the breach or default of any term of this Agreement by the Consultant if such breach or default has not been remedied to the reasonable satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to the Consultant; or

(e) at the will of the Company, upon 30 days written notice to the Consultant by the Company upon a decision by the Company’s President, which decision shall be in the President’s sole discretion.

5.2 The Consultant may terminate his obligations under this Agreement:

(a) at any time after the expiring of 120 days of the date on which there is a change of control, as described in subsection 2.7 of this Agreement or the Company has a successor as described in subsection 14.1 of this Agreement;

(b) upon the default or breach of any term of this Agreement by the Company if such breach or default has not been remedied or is not being remedied to the reasonable satisfaction of the Consultant, within 14 days after written notice of the breach or default has been delivered by the Consultant to the Company; or

(c) at the will of the Consultant, upon 30 days written notice to the Company by the Consultant.

5.3 In the event of the termination of the Consultant's Consulting under this Agreement, Consultant will be entitled only to the Cash Salary, Stock Compensation and Bonus earned by Consultant hereunder as of the date of such termination. The Consultant shall not be entitled to a severance of any kind upon termination of this Agreement for any reason.

5.4 The rights of the Company and the Consultant under this section 5.0 are in addition to and not in derogation of any other remedies which may be available to the Company or the Consultant at law or in equity.

6.0 PERSONAL NATURE

6.1 This Agreement is personal in nature and is entered into based upon the singular skill, qualifications and experience of the Consultant.

7.0 RIGHT TO USE CONSULTANT’S NAME AND LIKENESS

7.1 During the term, the Consultant hereby grants to the Company the right to use the Consultant’s name, likeness and/or biography in connection with the services performed by the Consultant under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Consultant performs services for the Company.

8.0 WAIVER

8.1 No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

9.0 NOTICES

9.1 Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

9.2 Each party to this Agreement may change its address for the purpose of this section 9.0 by giving written notice of such change in the manner provided for in subsection 9.1 hereof.

10.0 APPLICABLE LAW

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Clark County, Las Vegas, Nevada.

11.0 SEVERABILITY

11.1 If any provision of this Agreement for any reason be declared invalid or unenforceable, such declaration shall not effect the validity or enforceability of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

12.0 ENTIRE AGREEMENT

12.1 This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplement except by a written agreement executed by both parties hereto, provided that if the Company becomes listed on the Amex, NASDAQ or NYSE, the Company and the Consultant shall reasonably renegotiate the terms of this Agreement to the extent such terms are inconsistent with the rules and relations of such exchange or quotation system.

13.0 ARBITRATION

13.1 In the event of any dispute arising in the determination of the compensation to be paid pursuant to subsection 5.0 hereof or of the Consultant's salary as set out in this Agreement, the matter in dispute shall be referred to the auditors of the Company for determination. If the auditors cannot agree on a determination of the matter in dispute within ten days following the referral to them, the matter in dispute shall be referred to a single arbitrator under the Arbitration Act then in effect federally, and the arbitration shall take place in Clark County, Las Vegas, Nevada.

14.0 LIMITATIONS ON ASSIGNABILITY

14.1 Consultant’s duties and responsibilities under this Agreement are not assignable or delegable in whole or in part. The Company may assign this Agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15. 0 BURDEN AND BENEFIT

15.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

16.0 TIME

16.1 Time is of the essence of this Agreement.

17.0 COUNTERPART, PHOTOCOPIES AND FAXES

17.1 This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF the undersigned have duly executed this Agreement as of the date set out on the first page of this Agreement.

PUBLIC COMPANY MANAGEMENT CORP.	CONSULTANT

/s/ Stephen Brock	/s/ C. Dennis Hensling
Stephen Brock, President & CEO	C. Dennis Hensling